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THE LOEWEN GROUP INC.
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                                                   (NYSE, TSE, ME: LWN)    NEWS
Investor contacts:
Paul Wagler, Senior Vice President, Finance        Media Contact:
                                                   Dave Laundy, Vice President,
Dwight Hawes, Vice President, Finance              Corporate Communications
The Loewen Group Inc.                              Tel: (604) 293-7857

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                              FOR IMMEDIATE RELEASE

LOEWEN GROUP REPORTS
RECORD SECOND QUARTER
RESULTS


VANCOUVER, BC, August 11, 1997 -- The Loewen Group Inc. today reported record revenues and earnings for the second quarter of 1997. Fully diluted earnings per share were $0.38 for the quarter, a 27 per cent increase from the $0.30 reported during the same quarter in 1996.

Revenues increased 24 per cent during the second quarter of 1997 to $275.6 million, up from $223.2 million during the same quarter a year ago. Net earnings increased 35 per cent from the second quarter of 1996 to $26.3 million.

For the first six months of 1997, revenues grew 32 per cent in comparison to the same period in 1996 while net earnings increased 36 per cent to $50.0 million. Fully diluted earnings per share rose 23 per cent to $0.74 compared with
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$0.60 in 1996.

"This strong performance across the Company -- achieved during a period of greater than normal seasonal slowdown in industry wide volumes -- reflects our continued focus on improving profitability, increasing the diversity of our operations, and the ongoing momentum of our acquisition program," said Raymond
L. Loewen, chairman and chief executive officer. "Additionally the success of our recent $455 million equity offering reflects the confidence of investors in our Company and gives us greater financial flexibility as we continue to grow."

The Company's cemetery division, which accounted for 39 per cent of total revenues, continued to show strong growth, contributing revenues of $107.0 million in the second quarter, up 58 per cent from the same period a year earlier. Profits from cemetery operations rose to $35.9 million, an increase of 70 per cent. Cemetery operating margins increased to 33.6 per cent, compared to
31.2 per cent for the second quarter of 1996.

Funeral home revenues during the quarter increased 10 per cent to $146.6 million. Funeral operating profits rose to $58.2 million, an increase of nine per cent. Funeral operating margins were 39.7 per cent compared to 40.0 per cent in the previous year. The sale of prearranged funeral contracts during the second quarter were $60 million, an increase of 45 per cent over the same quarter in 1996, continuing our focus on preneed sales.

The Company continues its aggressive acquisition program with agreements in place or closed acquisitions this year representing an aggregate purchase price of some $569 million. Since the beginning of the year, the Company has closed transactions to acquire 85 funeral homes and 109 cemeteries for $338 million which are expected to generate approximately $158 million of annualized revenue. In addition, the Company has in place signed agreements for the acquisition of 58 funeral homes and 63 cemeteries for an estimated total purchase price of $231 million which are expected to generate annualized revenues of approximately $100 million.

As part of its ongoing program to reduce general and administrative expenses, the Company announced plans to consolidate its Cincinnati corporate office with its other corporate offices in Vancouver and Philadelphia. This initiative is expected to result in both long-term savings and improved operating efficiencies.
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During the second quarter, the Company entered into an agreement for the sale of
18 funeral homes in Wisconsin for proceeds of approximately $18.5 million and a gain before taxes of $3 million. The sale was made in order to comply with state regulations prohibiting the ownership of both funeral homes and cemeteries. The Company has also entered into an agreement to sell its minority interest in Arbor Memorial Services Inc., an operator of funeral homes and cemeteries in Canada, for approximately $69 million. This sale, which is subject to Canadian regulatory approval, is anticipated to be recorded in the third quarter of 1997 and will result in a gain before taxes of $26 million. While Loewen continues to view Arbor as an attractive operation, it does not believe that a minority interest in the company is the most effective use of its capital at this time. The net proceeds from these two transactions will be used for debt repayment and to offset any costs associated with the closure of the Cincinnati office.

With corporate offices in Vancouver and Philadelphia, The Loewen Group Inc. is the second largest and fastest growing funeral home and cemetery operator in North America in terms of revenues and assets. The Company employs approximately 17,000 people and owns or operates more than 1,000 funeral homes and some 400 cemeteries across the United States and Canada. Over 90 per cent of the Company's revenue is derived from the United States.
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Note: Certain of the statements contained in this press release, including, but not limited to, information regarding the future economic performance and financial condition of the company, the plans and objectives of the company's management, and the company's assumptions regarding such performance and plans, are forward-looking in nature. Additional information concerning important factors that could cause actual results to differ from the forward-looking information contained in this release is included in the company's publicly filed quarterly and annual reports.


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